EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NetStreams, Inc. (DE)

NetStreams, LLC. (TX)

ClearOne Web Solutions, Inc. (DE)

ClearOne Communications Hong Kong Limited (Hong Kong)

ClearOne Communications Limited (United Kingdom)

C-V Private (Israel), Ltd.

Gentner Communications Limited (Ireland)

Gentner Ventures, Inc. (UT)

E.mergent, Inc. (DE)